Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Funko, Inc. for the registration of its Class A common stock, preferred stock, debt securities, warrants, purchase contracts and units and to the incorporation by reference therein of our report dated March 3, 2022, with respect to the consolidated financial statements of Funko, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

July 15, 2022